United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 14, 2006

(Date of Report – Date of earliest event reported)

DayStar Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	50508	84-1390053
(State or other jurisdiction of incorporation)	(Commission file Number)	(I.R.S. Employer Identification No.)

13 Corporate Drive Halfmoon, New York	12065
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 383-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 10, 2006, the Company entered into a fifty-one month lease for approximately 50,000 square feet of factory and office space in Santa Clara, California. The lease expires in August of 2010. The space will be the location of the Company’s Equipment Development Group, responsible for the development of certain next generation manufacturing equipment. Monthly payments under the lease are $18,144 per month during the first twelve months, and increase by $1,008 per month during each twelve month period thereafter. The terms of the lease allow for early termination by the landlord effective at the thirty-sixth month of the lease term.

The expansion initiative is driven by DayStar’s strategy to accelerate and better control the development of its proprietary Gen III™ roll-to-roll continuous production platform. This initiative is in keeping with the Company’s planned incremental build-out of multi-generation production capabilities.

The web-based roll-to-roll deposition systems required for DayStar’s Gen III™ Photovoltaic Foil™ are highly specialized, custom tools available from only a few commercial vendors quoting long lead times and high costs. The challenges of working with these select equipment manufacturers, all located in Europe and Japan, have led DayStar to vertically integrate its internal expertise to include production tool manufacturing. The solar cell finishing equipment required for Gen III™ can be sourced through more traditional OEM channels and will be combined with the tools designed and built by the new Equipment Development Group to complete the expanded factory capabilities in New York.

The press release that was issued by the Company on March 14, 2006 relating to this lease agreement is included as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release of DayStar Technologies, Inc. dated March 14, 2006 Entitled “DayStar Technologies Expands Operations To Accelerate Commercial Production Timeline”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

/s/ Stephen A. Aanderud
Stephen A. Aanderud
Chief Financial Officer

Dated: March 14, 2006